Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Surge Global Energy, Inc.
San Diego, California

We hereby consent to the inclusion in the this Form SB-2 Registration Statement (Amendment No. 1) of Surge Global Energy, Inc. and its subsidiaries of our report dated April 20, 2007, with respect to the balance sheet of Peace Oil Corp. as of September 30, 2006, and the related consolidated statements of losses, stockholders' equity, and cash flows for the year then ended, which report appears on Form 8K/A of Surge Global Energy, Inc. and its subsidiaries filed with the Securities and Exchange Commission on May 16, 2007.

/s/RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP
Russell Bedford Stefanou Mirchandani LLP
Certified Public Accountants

McLean, Virginia
July 26, 2007